ASSIGNMENT SEPARATE FROM CERTIFICATE

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto International Microcomputer Software, Inc., four hundred thousand (400,000) shares of the Common Stock of International Microcomputer Software, Inc., Inc. (the "Corporation") standing in its name on the books of the Corporation represented by Certificate No. ____________. The undersigned does hereby irrevocably constitute and appoint Jay Parkhill, Attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated: __________________

                                              DIGITAL CREATIVE
                                              DEVELOPMENT CORPORATION


                                              ----------------------------------
                                              Gary Herman, CEO